Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: November 5, 2014

El Paso Electric Announces Third Quarter Financial Results

Overview

•
For the third quarter of 2014, El Paso Electric Company ("EE" or the "Company") reported net income of $52.5 million, or $1.30 basic and diluted earnings per share. In the third quarter of 2013, EE reported net income of $50.6 million, or $1.26 basic and diluted earnings per share.

•
For the nine months ended September 30, 2014, EE reported net income of $87.2 million, or $2.16 basic and diluted earnings per share. Net income for the nine months ended September 30, 2013 was $87.4 million, or $2.17 basic and diluted earnings per share.

“We were able to achieve several key milestones in our strategic plan for the future of El Paso Electric Company during the third quarter of 2014,” said Tom Shockley, Chief Executive Officer. “Mary Kipp was named President of the Company on September 16, 2014, which is a significant step in our succession plan. Furthermore, we are pleased with the progress of the construction of our Montana Power Station during the quarter. We now expect the first two units to be placed in commercial operation during the first quarter of 2015. Overall, net income for the quarter ended September 30, 2014 increased by approximately 3.8%, compared to the same quarter last year, and was consistent with our expectations.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2014 net income relative to 2013 net income:

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2013		$50,565	$1.26		$87,392	$2.17
Changes in:
Income taxes		2,857	0.07		3,029	0.07
Allowance for funds used during construction	$2,372	2,089	0.05	$4,071	3,609	0.09
Investment and interest income	287	281	—	3,368	2,715	0.07
Taxes other than income taxes	189	123	—	(4,101)	(2,665)	(0.07)
Palo Verde performance rewards, net	—	—	—	2,143	1,393	0.04
Operations and maintenance at fossil-fuel generating plants	(3,052)	(1,984)	(0.05)	(3,799)	(2,469)	(0.06)
Retail non-fuel base revenues	(1,276)	(830)	(0.02)	(6,952)	(4,519)	(0.11)
Depreciation and amortization expense	(269)	(174)	—	(2,990)	(1,944)	(0.05)
Other		(451)	(0.01)		646	0.01
September 30, 2014		$52,476	$1.30		$87,187	$2.16
Third Quarter 2014
Income for the quarter ended September 30, 2014, when compared to the same period last year, was positively affected by:

•	Income taxes, not reflected in other income items below, decreased primarily due to a domestic production activities deduction in 2014, whereas there was no such deduction in 2013.

•	Increased allowance for funds used during construction ("AFUDC") due to higher balances of construction work in progress including the Montana Power Station.

Income for the quarter ended September 30, 2014, when compared to the same period last year, was negatively affected by:

•
Increased operation and maintenance expense related to our fossil-fuel plants, primarily due to maintenance at the Rio Grande and Newman generating plants in 2014, with no comparable maintenance expense in the same period last year.

•
Decreased retail non-fuel base revenues primarily due to a $3.0 million reduction in non-fuel base revenues from sales to public authorities, which reflects increased use of an interruptible rate at a military installation in our service territory, as well as other energy saving programs at military installations.

Other items impacting earnings included increased investment and interest income due to increased realized gains on equity investments in our Palo Verde decommissioning trust funds in 2014, and reduced taxes other than income taxes. These increases to income were partially offset by increased depreciation and amortization due to increased depreciable plant balances.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Year to Date

Income for the nine months ended September 30, 2014, when compared to the same period last year, was positively affected by:

•	Increased AFUDC due to higher balances of construction work in progress, including the Montana Power Station.

•	Income taxes not reflected in other income items below decreased primarily due to a domestic production activities deduction in 2014, whereas there was no such deduction in 2013.

•	Increased investment and interest income primarily due to increased gains on the sales of equity investments in our Palo Verde decommissioning trust funds compared to the same period last year.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852.

Income for the nine months ended September 30, 2014, when compared to the same period last year, was negatively affected by:

•
Decreased retail non-fuel base revenues, primarily due to a $3.5 million reduction in non-fuel base revenues from sales to our residential customers, reflecting a 2.4% decrease in kWh sales due to milder weather in 2014, primarily in the first quarter, when compared to the same period last year and a $2.8 million reduction in non-fuel base revenues from sales to public authorities which reflects increased use of an interruptible rate at a military installation in our service territory as well as other energy saving programs at military installations.

•	Increased taxes other than income taxes, primarily due to higher property taxes, including a one-time adjustment to the 2013 Arizona property tax rate recorded during the first quarter of 2014.

•
Increased operation and maintenance expense related to our fossil-fuel plants, primarily due to maintenance at the Rio Grande and Newman generating plants in 2014, with no comparable maintenance expense in the same period last year.

•	Increased depreciation and amortization due to increased depreciable plant balances including Rio Grande Unit 9, which began commercial operation on May 13, 2013.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $1.3 million, pre-tax, or 0.7% in the third quarter of 2014 compared to the same period in 2013. This decrease reflects a $3.0 million reduction in non-fuel base revenues from sales to public authorities, which is primarily due to increased use of an interruptible rate at a military installation in our service territory which is lower than the previous rate applied for those services, as well as energy savings from energy conservation and efficiency programs and use of solar distributed generation at military installations, and reduced sales to a local water utility primarily due to reduced ground water pumping in the third quarter of 2014. Cooling degree days decreased 2.0% for the third quarter of 2014, compared to the same quarter last year, and were 4.0% lower than the 10-year average. The decrease in retail non-fuel base revenues was partially offset by $1.3 million increase in non-fuel base revenues from sales to residential customers. KWh sales to residential customers increased by 1.6% due to a 1.3% increase in the average number of residential customers served. KWh sales to small commercial and industrial customers in the third quarter of 2014 increased 2.1%, compared to the same quarter in 2013, reflecting a 1.9% increase in the average number of customers served. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

For the nine months ended September 30, 2014, retail non-fuel base revenues decreased $7.0 million, pre-tax, or 1.6%, compared to the same period in 2013. This decrease reflects milder weather in 2014, primarily in the first quarter, which impacted sales to residential, small commercial and industrial, and to a lesser extent public

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

authority customers. Heating degree days decreased 26.6% for the nine months of 2014, compared to the same period last year, and were 17.0% below the 10-year average. Cooling degree days decreased 3.1%, compared to the same period last year, and were relatively unchanged from the 10-year average. Non-fuel base revenues from sales to residential customers decreased $3.5 million reflecting a decrease of 2.4% in kWh sales to residential customers despite a 1.3% increase in the average number of residential customers served. Non-fuel base revenues from sales to public authorities decreased $2.8 million, which reflects increased use of an interruptible rate at a military installation in our service territory, as well as other energy savings from energy conservation and efficiency programs and use of solar distributed generation at military installations, and reduced sales to a local water utility in the third quarter of 2014. Non-fuel base revenues from sales to small commercial and industrial customers increased slightly, when compared to the same period in 2013, due to a 2.0% increase in the average number of customers served partially offset by milder weather. KWh sales to large commercial and industrial customers decreased 2.2%, and non-fuel base revenues decreased 2.5% as several customers ceased operations. Non-fuel base revenues and kWh sales are provided by customer class on page 12 of this release.
Capital and Liquidity
We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At September 30, 2014, common stock equity represented 48.3% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt, and short-term borrowings under the revolving credit facility (the "RCF")). At September 30, 2014, we had a balance of $13.4 million in cash and cash equivalents. We expect to issue long-term debt in the capital markets in late 2014 or early 2015 to repay short-term borrowings and finance capital requirements. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the nine months ended September 30, 2014 were $174.6 million compared to $184.9 million in the corresponding period in 2013. The primary factors affecting the decreased cash flow from operations were a decrease in deferred income taxes and an increase in accounts receivable due to the timing of certain non-trade receivables offset by a decrease in the under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2014, the Company had a fuel under-recovery of $1.2 million compared to an under-recovery of fuel costs of $8.4 million during the nine months ended September 30, 2013. At September 30, 2014, we had a net fuel under-recovery balance of $7.4 million, including an under-recovery balance of $10.7 million in Texas and an over-recovery balance of $3.3 million in New Mexico. Effective with May 2014 billings, we increased our Texas fixed fuel factor by 6.9% to reflect increases in prices for natural gas.
During the nine months ended September 30, 2014, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $189.3 million for the nine months ended September 30, 2014 and $165.3 million for the nine months ended September 30, 2013. Capital expenditures for 2014 are expected to be $306.0 million as we construct the Montana Power Station and related transmission facilities. Capital requirements for purchases of nuclear fuel were $28.8 million for the nine months ended September 30, 2014 and $19.9 million for the nine months ended September 30, 2013.
On September 30, 2014, we paid a quarterly cash dividend of $0.28 per share, or $11.3 million, to shareholders of record on September 15, 2014. We paid a total of $33.3 million in cash dividends during the nine months ended September 30, 2014. At the current dividend rate, we expect to pay cash dividends of approximately $44.6 million during 2014.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

No shares of common stock were repurchased during the nine months ended September 30, 2014. As of September 30, 2014, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $127.5 million at September 30, 2014, of which $17.5 million had been borrowed under the RCF, and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $125.5 million as of September 30, 2013, of which $15.5 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2014, $72.0 million was outstanding under the RCF for working capital and general corporate purposes and we expect to refinance the working capital and general corporate borrowings on the RCF with long-term debt in late 2014 or early 2015. No borrowings were outstanding at September 30, 2013 under the RCF for working capital and general corporate purposes.
2014 Earnings Guidance
We are narrowing our earnings guidance for 2014 to $2.20 to $2.35 per basic share from the previous range of $2.15 to $2.40 per basic share.
Conference Call
A conference call to discuss third quarter 2014 financial results is scheduled for 10:30 A.M. Eastern Time, on November 5, 2014. The dial-in number is 888-312-3048 with a conference ID number of 5393015. The international dial-in number is 719-325-2354. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through November 19, 2014 with a dial-in number of 888-203-1112 and a conference ID number of 5393015. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended September 30, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$183,405	$184,687	$(1,282)	(a)
Deregulated Palo Verde Unit 3 revenues	3,944	3,047	897
Other	7,702	8,264	(562)
Operating Revenues Net of Energy Expenses	195,051	195,998	(947)

Other operating expenses:
Other operations and maintenance	54,417	51,519	2,898
Palo Verde operations and maintenance	20,489	20,014	475
Taxes other than income taxes	17,964	18,153	(189)
Other income	1,389	1,561	(172)
Earnings Before Interest, Taxes, Depreciation and Amortization	103,570	107,873	(4,303)	(b)

Depreciation and amortization	20,685	20,416	269
Interest on long-term debt	14,617	14,623	(6)
AFUDC and capitalized interest	7,308	4,968	2,340
Other interest expense	438	153	285
Income Before Income Taxes	75,138	77,649	(2,511)

Income tax expense	22,662	27,084	(4,422)

Net Income	$52,476	$50,565	$1,911

Basic Earnings per Share	$1.30	$1.26	$0.04

Diluted Earnings per Share	$1.30	$1.26	$0.04

Dividends declared per share of common stock	$0.28	$0.265	$0.015

Weighted average number of shares outstanding	40,214	40,132	82

Weighted average number of shares and dilutive
potential shares outstanding	42,065	40,132	1,933

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $22.4 million and $22.7 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Nine Months Ended September 30, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$438,613	$445,533	$(6,920)	(a)
Deregulated Palo Verde Unit 3 revenues	11,903	9,260	2,643
Palo Verde performance rewards, net	2,220	—	2,220
Other	22,331	23,990	(1,659)
Operating Revenues Net of Energy Expenses	475,067	478,783	(3,716)

Other operating expenses:
Other operations and maintenance	153,515	147,600	5,915
Palo Verde operations and maintenance	68,041	67,470	571
Taxes other than income taxes	48,883	44,782	4,101
Other income	8,642	2,524	6,118
Earnings Before Interest, Taxes, Depreciation and Amortization	213,270	221,455	(8,185)	(b)

Depreciation and amortization	62,336	59,346	2,990
Interest on long-term debt	43,803	43,829	(26)
AFUDC and capitalized interest	19,853	15,896	3,957
Other interest expense	899	456	443
Income Before Income Taxes	126,085	133,720	(7,635)

Income tax expense	38,898	46,328	(7,430)

Net Income	$87,187	$87,392	$(205)

Basic Earnings per Share	$2.16	$2.17	$(0.01)

Diluted Earnings per Share	$2.16	$2.17	$(0.01)

Dividends declared per share of common stock	$0.825	$0.78	$0.045

Weighted average number of shares outstanding	40,181	40,108	73

Weighted average number of shares and dilutive
potential shares outstanding	40,209	40,124	85

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $55.6 million and $57.2 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Nine Months Ended September 30, 2014 and 2013
(In thousands and Unaudited)

	2014	2013
Cash flows from operating activities:
Net income	$87,187	$87,392
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	62,336	59,346
Amortization of nuclear fuel	33,942	33,621
Deferred income taxes, net	35,990	45,479
Other	(1,680)	4,396
Change in:
Accounts receivable	(47,331)	(35,097)
Net undercollection of fuel revenues	(1,233)	(8,362)
Accounts payable	3,557	(3,729)
Other	1,869	1,865
Net cash provided by operating activities	174,637	184,911

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(189,273)	(165,303)
Cash additions to nuclear fuel	(28,772)	(19,895)
Decommissioning trust funds	(6,988)	(6,994)
Other	(2,805)	(3,575)
Net cash used for investing activities	(227,838)	(195,767)

Cash flows from financing activities:
Dividends paid	(33,261)	(31,379)
Borrowings under the revolving credit facility, net	75,176	(6,664)
Other	(896)	(210)
Net cash provided by (used for) financing activities	41,019	(38,253)

Net decrease in cash and cash equivalents	(12,182)	(49,109)

Cash and cash equivalents at beginning of period	25,592	111,057

Cash and cash equivalents at end of period	$13,410	$61,948

El Paso Electric Company
Quarter Ended September 30, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	894,525	880,105	14,420	1.6%
	Commercial and industrial, small	694,928	680,380	14,548	2.1%
	Commercial and industrial, large	276,226	276,232	(6)	—
	Public authorities	424,445	449,469	(25,024)	(5.6)%
	Total retail sales	2,290,124	2,286,186	3,938	0.2%
	Wholesale:
	Sales for resale	19,211	20,173	(962)	(4.8)%
	Off-system sales	740,153	683,600	56,553	8.3%
	Total wholesale sales	759,364	703,773	55,591	7.9%
	Total kWh sales	3,049,488	2,989,959	59,529	2.0%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$81,296	$80,003	$1,293	1.6%
	Commercial and industrial, small	61,143	60,259	884	1.5%
	Commercial and industrial, large	11,929	12,426	(497)	(4.0)%
	Public authorities	28,266	31,222	(2,956)	(9.5)%
	Total retail non-fuel base revenues	182,634	183,910	(1,276)	(0.7)%
	Wholesale:
	Sales for resale	771	777	(6)	(0.8)%
	Total non-fuel base revenues	183,405	184,687	(1,282)	(0.7)%
	Fuel revenues:
	Recovered from customers during the period	54,405	42,962	11,443	26.6%
	Over collection of fuel (a)	(12,136)	(577)	(11,559)	—
	New Mexico fuel in base rates	22,416	22,662	(246)	(1.1)%
	Total fuel revenues (b)	64,685	65,047	(362)	(0.6)%
	Off-system sales:
	Fuel cost	22,007	20,223	1,784	8.8%
	Shared margins	5,126	4,007	1,119	27.9%
	Retained margins	605	478	127	26.6%
	Total off-system sales	27,738	24,708	3,030	12.3%
	Other (c)	7,817	8,219	(402)	(4.9)%
	Total operating revenues	$283,645	$282,661	$984	0.3%

(a)	2014 includes a Department of Energy refund related to spent fuel storage of $8.3 million.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.9 million and $3.0 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended September 30, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	353,075	348,557	4,518	1.3%
Commercial and industrial, small	39,730	38,971	759	1.9%
Commercial and industrial, large	49	51	(2)	(3.9)%
Public authorities	5,112	5,009	103	2.1%
Total	397,966	392,588	5,378	1.4%

Number of retail customers (end of period): (a)
Residential	353,640	349,077	4,563	1.3%
Commercial and industrial, small	39,813	38,926	887	2.3%
Commercial and industrial, large	49	51	(2)	(3.9)%
Public authorities	5,126	5,044	82	1.6%
Total	398,628	393,098	5,530	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	—	—	1
Cooling degree days	1,415	1,444	1,474

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	1,370,091	1,369,267	824	0.1%
Four Corners	164,665	162,474	2,191	1.3%
Gas plants	1,289,419	1,235,419	54,000	4.4%
Total generation	2,824,175	2,767,160	57,015	2.1%
Purchased power:
Photovoltaic	65,854	31,035	34,819	—
Other	320,869	390,260	(69,391)	(17.8)%
Total purchased power	386,723	421,295	(34,572)	(8.2)%
Total available energy	3,210,898	3,188,455	22,443	0.7%
Line losses and Company use	161,410	198,496	(37,086)	(18.7)%
Total kWh sold	3,049,488	2,989,959	59,529	2.0%

	Palo Verde capacity factor	99.8%	99.7%	0.1%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Nine Months Ended September 30, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,087,558	2,138,436	(50,878)	(2.4)%
	Commercial and industrial, small	1,809,477	1,813,330	(3,853)	(0.2)%
	Commercial and industrial, large	794,891	813,099	(18,208)	(2.2)%
	Public authorities	1,202,403	1,245,801	(43,398)	(3.5)%
	Total retail sales	5,894,329	6,010,666	(116,337)	(1.9)%
	Wholesale:
	Sales for resale	51,931	52,313	(382)	(0.7)%
	Off-system sales	2,003,020	1,891,861	111,159	5.9%
	Total wholesale sales	2,054,951	1,944,174	110,777	5.7%
	Total kWh sales	7,949,280	7,954,840	(5,560)	(0.1)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$186,718	$190,242	$(3,524)	(1.9)%
	Commercial and industrial, small	146,939	146,763	176	0.1%
	Commercial and industrial, large	30,220	30,995	(775)	(2.5)%
	Public authorities	72,837	75,666	(2,829)	(3.7)%
	Total retail non-fuel base revenues	436,714	443,666	(6,952)	(1.6)%
	Wholesale:
	Sales for resale	1,899	1,867	32	1.7%
	Total non-fuel base revenues	438,613	445,533	(6,920)	(1.6)%

	Fuel revenues:
	Recovered from customers during the period	126,107	102,057	24,050	23.6%
	Under collection of fuel (a)	1,223	8,369	(7,146)	(85.4)%
	New Mexico fuel in base rates	55,643	57,213	(1,570)	(2.7)%
	Total fuel revenues (b)	182,973	167,639	15,334	9.1%

	Off-system sales:
	Fuel cost	61,470	51,379	10,091	19.6%
	Shared margins	14,515	10,254	4,261	41.6%
	Retained margins	1,729	1,227	502	40.9%
	Total off-system sales	77,714	62,860	14,854	23.6%
	Other (c)	21,662	24,033	(2,371)	(9.9)%
	Total operating revenues	$720,962	$700,065	$20,897	3.0%

(a)	2014 includes a Department of Energy refund related to spent fuel storage of $8.3 million and $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $11.9 million and $9.3 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Nine Months Ended September 30, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	351,813	347,357	4,456	1.3%
Commercial and industrial, small	39,477	38,704	773	2.0%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,090	4,980	110	2.2%
Total	396,429	391,091	5,338	1.4%

Number of retail customers (end of period): (a)
Residential	353,640	349,077	4,563	1.3%
Commercial and industrial, small	39,813	38,926	887	2.3%
Commercial and industrial, large	49	51	(2)	(3.9)%
Public authorities	5,126	5,044	82	1.6%
Total	398,628	393,098	5,530	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,042	1,419	1,255
Cooling degree days	2,535	2,615	2,551

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	3,926,066	3,922,200	3,866	0.1%
Four Corners	436,889	486,544	(49,655)	(10.2)%
Gas plants	2,884,707	2,846,346	38,361	1.3%
Total generation	7,247,662	7,255,090	(7,428)	(0.1)%
Purchased power:
Photovoltaic	174,038	97,098	76,940	79.2%
Other	974,317	1,046,284	(71,967)	(6.9)%
Total purchased power	1,148,355	1,143,382	4,973	0.4%
Total available energy	8,396,017	8,398,472	(2,455)	—%
Line losses and Company use	446,737	443,632	3,105	0.7%
Total kWh sold	7,949,280	7,954,840	(5,560)	(0.1)%

	Palo Verde capacity factor	96.4%	96.2%	0.2%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At September 30, 2014 and 2013
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2014	2013

Cash and cash equivalents	$13,410	$61,948

Common stock equity	$1,015,857	$893,698
Long-term debt	984,688	999,598
Total capitalization	$2,000,545	$1,893,296

Current maturities of long-term debt	$15,000	$—

Short-term borrowings under the revolving credit facility	$89,528	$15,491

Number of shares - end of period	40,357,982	40,253,783

Book value per common share	$25.17	$22.20

Common equity ratio (a)	48.3%	46.8%
Debt ratio	51.7%	53.2%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.